Exhibit 10.6

EXECUTION VERSION

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), is made as of July 12, 2013 (the “Effective Date”), by and among Colt Defense LLC, a Delaware limited liability company (“Defense”), Colt Archive Properties LLC, a Delaware limited liability company (“Owner”), and Colt’s Manufacturing Company LLC, a Delaware limited liability company (“Servicer”).

WHEREAS, as of November 28, 2001, Owner purchased from Servicer, and, as a result, owns all right, title and interest in and to certain assets created or retained by Servicer and its predecessors during the period prior to November 28, 2001, including all then extant historical records of Servicer and its predecessors-in-interest, created or retained for the purpose of providing letters of authenticity and related services, consisting of documents, records, materials, information, and other property related to firearms of historical significance, including, without limitation, (i) existing documentation such as shipping ledgers, invoice books, computer ledgers, microfiche and microfilm, and more recent original letters, minutes, records, photographs, artwork, publications and other documents related thereto, and specific product and shipping information, (ii) images of certain of the items referred to in (i) above residing in the digital vault maintained by Servicer, (iii) 83 original ledger books that date from 1861 through 1945, which are hand written and contain the original specifications of the firearms, to whom they were shipped, and the date of shipment from the factory, (iv) approximately 1,400 production books covering the period of 1909 to 1972, and (v) 50 books of shipping records on the Model 1911A1 shipments to the government spanning the years 1943 through 1945 that provide the date of assembly of a firearm and the date it was received in the shipping department (some of which records include notations concerning mechanical updates, calibers, or engraving comments), as well as the goodwill associated with the authentication services that Servicer and its predecessors-in-interest conducted through the date hereof;

WHEREAS, as of November 28, 2001, Owner purchased from Servicer, and, as a result, owns, all right, title and interest in and to certain assets created or retained by Servicer for the purpose of providing letters of authenticity and related services during the period commencing on and after November 28, 2001 through the date of this Agreement, as well as the goodwill associated with the authentication services that Servicer conducted during the period commencing on and after November 28, 2001 through the date of this Agreement (such assets, as well as those described in the immediately preceding paragraph being collectively referred to as the “Archive Assets”);

WHEREAS, as of November 28, 2001, Owner purchased from Servicer, and, as a result, owns all right, title and interest in and to certain firearms of historical significance, as set forth on Exhibit A hereto (the “Historical Firearms”); and

WHEREAS, Owner desires that Servicer perform certain services relating to the Archive Assets, and Servicer desires to perform such services, in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Servicer, Owner and Defense hereby agree as follows:

1. Definitions.  As used herein, each of the following capitalized terms shall have the following meanings ascribed to it:

1.1 An “Event of Default” shall occur when a party hereto breaches any material term or condition of this Agreement, and such party fails to cure such breach within ten (10) days after receiving written notice of such breach from the other party.  A breach of a material term shall include (a) a failure by Servicer to perform any of the Services in the manner set forth herein, or, (b) a failure by Owner to pay any undisputed amount under this Agreement.

1.2 “Services” shall mean the services and arrangements described on Exhibit B attached hereto.  To enable Servicer to provide the Services hereunder, Owner hereby grants to Servicer a limited, non-transferable, non-exclusive license to use the Archive Assets for the sole purpose of providing the Services hereunder.  Such license shall terminate upon the termination of this Agreement.

2. Services.  Subject to, and in accordance with, the terms and conditions of this Agreement, Servicer will provide the Services to Owner at 545 New Park Avenue, West Hartford, Connecticut or a successor location, or at such location as is otherwise mutually agreed by Owner, Servicer and Defense (the “Location”), for the duration of the Term (as defined herein).  The Services shall be provided in a timely, professional and workmanlike manner, and in accordance with all applicable laws, rules, regulations and permits.

3. Fees.  In consideration of the rendering of the Services, and of Servicer’s other obligations hereunder, Owner agrees to pay to Servicer an annual fee of $241,300 for the first year of this agreement and $248,500 for the second year, which shall be payable in equal installments, quarterly in arrears, on each of January 1st, April 1st, July 1st and October 1st; provided, however, that the first installment shall be payable on October 1, 2013 and shall be prorated on a daily basis for the period commencing on the date hereof and ending on September 30, 2013, and the last installment shall be payable upon the expiration of the Tail period set forth in Section 5.4 of this Agreement, and, if not applicable, the termination date of this Agreement, and shall be prorated on a daily basis for the period commencing after the period covered by Owner’s previous payment hereunder.

4. Confidentiality; Cooperation.

4.1 Confidentiality.

(a) During the Term and thereafter, the parties hereto each shall, and shall instruct their respective agents or other representatives to, maintain in strict confidence, not disclose to any third party, and, except in connection with the provision of the Services hereunder, not use for its own benefit, the other party’s proprietary or confidential information, however recorded or preserved, whether written or oral, including the Archive Assets (any such information, “Confidential Information”).  Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature.  Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its agents or other representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by applicable law, rule, regulation or competent regulatory authority in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such law.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its agents, other representatives or predecessors-in-interest in breach of this Section; (ii) was rightfully received from a third party without a duty of confidentiality that was known or reasonably should have been known by the Receiving Party; or (iii) was developed by it independently without any use of or reliance on the Confidential Information.  Notwithstanding anything to the contrary contained herein, the disclosure of Confidential Information by Servicer to third parties to the extent necessary in order to provide the Services hereunder, shall be permissible and not be deemed a breach of this Agreement.

(c) Upon demand by the Disclosing Party at any time, or upon termination of this Agreement, the Receiving Party agrees promptly to return all Confidential Information, and to return or destroy, at the Disclosing Party’s option, all copies thereof and abstracts therefrom, provided however, that the Receiving Party may keep one copy of the Confidential Information if required by applicable law, rule, regulation or competent regulatory authority provided, however, that the Receiving Party shall only use the copy so retained for compliance purposes and for no other purpose, and, provided further, that such Confidential Information shall remain subject to this Section 4.1.  If copies of and abstracts from such Confidential Information are destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.  Following the termination of this Agreement, this Section 4.1(c) shall not prohibit Servicer from using the same employees, facilities, equipment and supplies to provide historical letter and authentication services with respect to the New Assets.

(d) Servicer shall store the Historical Firearms in a secure location, and shall allow representatives of Owner to access such secure location at any time and from time to time during normal business hours and with reasonable prior notice.  Upon the written request of Owner, Servicer shall transfer the Historical Firearms, at the sole expense of Owner, to such legally permissible location and transferee as is identified by Owner.

4.2 Cooperation.  The parties acknowledge and agree that the parties will act in good faith and reasonably cooperate with one another during the Term (each at its own expense, except as otherwise specified herein or on Exhibit B) to perform as obligated under this Agreement.  Without limitation of the foregoing, in the event that the parties have not finalized, as of the date hereof, the report to be attached to Exhibit A hereto (including the list of Historical Firearms to be included in such report), the parties agree to undertake to conduct an inventory of the Historical Firearms as soon as is reasonably practicable following the date hereof and prepare such report (including the list of Historical Firearms); provided, that, if the parties fail to complete such inventory by July 31, 2013, they agree to appoint a mutually agreeable independent third party to prepare such report (including the list of Historical Firearms), any and all costs incurred in connection therewith to be shared equally by Owner and Servicer.

5. Term; Termination; Insolvency.

5.1 Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated by mutual written agreement of the parties or as otherwise provided in accordance with the terms of this Section 5, shall terminate on the second (2nd) anniversary of the date hereof (the “Term”); provided, however, that the Term shall be automatically extended for successive one (1) year periods unless either Owner or Servicer has given notice to the other no less than fifteen (15) days prior to the anniversary date of this Agreement that they wish to terminate this Agreement.

5.2 Termination for Breach.  Each party shall have the right to immediately terminate this Agreement upon an Event of Default by the other party.

5.3 Survival.  The provisions of Sections 3 (with respect to any pro rata amount of the annual fee earned prior to the expiration of the Tail period set forth in Section 5.4 of this Agreement, and, if not applicable, the actual termination date of this Agreement, which remains unpaid as of such date) 4, 5, 6, 8, 9, 10, 11 and 12 hereof shall survive any termination of this Agreement.  The representations and warranties set forth in Section 7 hereof shall survive any termination of this Agreement for a period of one (1) year thereafter.

5.4 Tail.  Following any termination of this Agreement by Servicer for any reason or any termination by Owner due to an Event of Default of Servicer, Owner shall be entitled to maintain the Archive Assets on the premises of Servicer for a period of up to six (6) months (the “Tail”), and, if requested to do so by Owner, Servicer shall continue to provide the Services to Owner in the same manner as provided hereunder and for the same fee as set forth in Section 3 during such time.

5.5 Insolvency.  In the event that either Servicer or Defense shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then Owner shall have the right to immediately terminate this Agreement.

6. Acknowledgement of Title.  Servicer, Owner and Defense hereby agree and acknowledge that the Archive Assets and the Historical Firearms are, and at all times during and following the Term, shall remain, the sole and exclusive property of Owner, with all right, title and interest thereto vesting with Owner, irrespective of any actions of the parties or otherwise; provided, however, that any and all corresponding records, documents, materials and information created by Servicer after the date hereof or retained by Servicer following their creation after the date hereof, which shall not include the Archive Assets (the “New Assets”), shall be the sole and exclusive property of Servicer; and provided, further, that with respect to any such New Assets and the Archive Assets, Owner and Servicer shall consult with each other regarding pricing of authentication services to customers so as not to create confusion in the marketplace.  Without limitation as to the foregoing, and except for the limited license set forth in Section 1.2 hereof, neither this Agreement nor any other agreement between the parties shall be deemed (a) to grant a license or any other interest in the Archive Assets or the Historical Firearms, or constitute a sale or bailment or other transfer of title of or to the Archive Assets or the Historical Firearms, to Servicer or any third party; or (b) to grant to Owner or any third party a license or other interest in the New Assets or any other asset or property of Servicer.

7. Representations and Warranties

7.1 Owner.  Owner hereby represents and warrants to Servicer and Defense as follows:

(a) Organization.  Owner is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority for Transaction.  The execution and delivery of this Agreement by Owner has been duly and validly authorized by all necessary action of Owner.  This Agreement is the legal, valid and binding obligation of Owner, enforceable against Owner and its successors and assigns, including by operation of law, in accordance with its terms.  Neither the execution and delivery of this Agreement by Owner, nor the performance by Owner of its obligations hereunder, will violate Owner’s certificate of formation or limited liability company operating agreement or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which Owner is a party or by which it is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Owner.

(c) No Governmental Consent.  No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Owner in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) No Bankruptcy.  No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to Owner’s knowledge, threatened by or against Owner.

(e) Litigation.  There is not now any action, proceeding, litigation or investigation pending or, to the best of Owner’s knowledge, threatened against Owner, or affecting the ability of Owner to perform its obligations under this Agreement, or which questions the validity or enforceability of this Agreement.

7.2 Servicer.  Servicer hereby represents and warrants to Owner and Defense as follows:

(a) Corporate Organization.  Servicer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Servicer has all necessary power and authority to perform the Services and to operate its business, and Servicer holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

(b) Authority for Transaction.  The execution and delivery of this Agreement by Servicer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of Servicer.  This Agreement is the legal, valid and binding obligation of Servicer, enforceable against Servicer and its successors and assigns, including by operation of law, in accordance with its terms.  Neither the execution and delivery of this Agreement by Servicer, nor the performance by Servicer of its obligations hereunder, will violate Servicer’s certificate of formation or limited liability company operating agreement or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which Servicer is a party or by which it is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Servicer.

(c) No Governmental Consent.  No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Servicer in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the performance of the Services.

(d) No Bankruptcy.  No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to Servicer’s knowledge, threatened by or against Servicer.

(e) Litigation.  There is not now any action, proceeding, litigation or investigation pending or, to the best of Servicer’s knowledge, threatened against Servicer, or affecting the ability of Servicer to perform its obligations under this Agreement, or which questions the validity or enforceability of this Agreement.

7.3 Defense.  Defense hereby represents and warrants to Owner and Servicer as follows:

(a) Corporate Organization.  Defense is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Defense has all necessary power and authority to perform its obligations under this Agreement and to operate its business, and holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor, except for such as could not reasonably be expected to result in a material adverse effect on Defense.

(b) Authority for Transaction.  The execution and delivery of this Agreement by Defense, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of Defense.  This Agreement is the legal, valid and binding obligation of Defense, enforceable against Defense and its successors and assigns, including by operation of law, in accordance with its terms.  Neither the execution and delivery of this Agreement by Defense, nor the performance by Defense of its obligations hereunder, will (i) violate Defense’s certificate of formation or limited liability company operating agreement or (ii) will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which Defense is a party or by which it is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Defense, except, in the case of clause (ii), any such breach, default, violation or event (individually or in the aggregate) that could not reasonably be expected to result in a material adverse effect on Defense.

(c) No Governmental Consent.  No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Defense in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders or authorizations, the failure of which to obtain, could not reasonably be expected to result in a material adverse effect on Defense.

(d) No Bankruptcy.  No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or, to Defense’s knowledge, threatened by or against Defense.

(e) Litigation.  There is not now any action, proceeding, litigation or investigation pending or, to the best of Defense’s knowledge, threatened against Defense, or affecting the ability of Defense to perform its obligations under this Agreement, or which questions the validity or enforceability of this Agreement.

8. Relationship between the Parties.  The relationship among the parties established under this Agreement is that of independent contractors, and no party is, or should be considered to be, an employee, agent, partner, or joint venture of the other.  No party shall have the right or power to bind any other party.  Each party shall be solely responsible for any compensation, employment-related taxes, insurance premiums or other employment benefits with respect to its personnel who perform Services under this Agreement; without limitation as to the foregoing, any employees of Servicer who provide the Services hereunder shall be and remain employees of Servicer and shall not, for any purposes, be deemed employees or consultants of Owner.  All such employees of Servicer shall be subject to the direction and control of Servicer solely, and Owner shall not interfere therewith or cause any such employees to violate any of their obligations as employees of Servicer.

9. Bailment Agreement; Original Services Agreement.  Owner, Servicer and Defense hereby agree and acknowledge that the certain Bailment Agreement, dated as of November 28, 2001, by and between Servicer and Owner (the “Bailment Agreement”), expired prior to the Effective Date.  Owner, Servicer and Defense hereby further agree and acknowledge that the certain Amended and Restated Servicing Agreement, dated as of April 30, 2002, by and between Servicer and Owner (the “Original Services Agreement”), expired prior to the Effective Date.  To the extent not previously expired or terminated, as of the Effective Date, each of the Bailment Agreement and the Original Services Agreement shall be and hereby is terminated.

10. Guarantee.  Defense hereby irrevocably and unconditionally guarantees the performance by Servicer and its assignees and successors-in-interest of all of Servicer’s obligations under this Agreement.  Such guarantee is a continuing guarantee of performance and not of collection, and Owner may proceed against Defense with respect to any claim without first exhausting its remedies against Servicer.  Defense shall not be discharged by any change in or waiver of the underlying obligations of Servicer.  Defense hereby waives promptness, diligence, notice of acceptance and any other notice with respect to its guarantee hereunder.

11. Release.

(a)  Except with respect to any claims or actions arising under or in connection with this Agreement, each of Servicer and Defense, respectively, on its behalf and on behalf of its predecessors, affiliates and other related entities, as well as its or any of their current or former administrators, trustees, officers, directors, stockholders or members (whether their ownership interests are held directly or indirectly), partners, agents, attorneys, employees, successors and assigns (collectively, the “Releasors,” and each, a “Releasor”), as applicable, hereby irrevocably and unconditionally releases and forever discharges Owner and Donald E. Zilkha and John P. Rigas (the sole members of Owner), and, to the extent applicable, each of their predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective, past, present and future officers, directors, stockholders, members, managers, affiliates, agents, representatives, successors and assigns (collectively, the “Releasees,” and each, a “Releasee”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, liabilities, judgments, executions, claims and demands of every type and nature whatsoever, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, fixed or contingent, whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory, which any Releasor has had or claims to have had, now has or claims to have, or may in the future have against any Releasee by reason of any matter, cause or thing pertaining to the Archive Assets or the Historical Firearms prior to and through the date of this Agreement.

(b)           Except with respect to any claims or actions arising under or in connection with this Agreement, Owner, on its behalf and on behalf of its members, predecessors, affiliates and other related entities, as well as its or any of their current or former administrators, trustees, officers, directors, stockholders or members (whether their ownership interests are held directly or indirectly), partners, agents, attorneys, employees, successors and assigns (collectively, the “Owner Releasors,” and each, an “Owner Releasor”), as applicable, hereby irrevocably and unconditionally releases and forever discharges Servicer, and its predecessors, parents, subsidiaries, affiliates and other related entities, and all of its past, present and future officers, directors, stockholders, members, managers, affiliates, agents, representatives, successors and assigns (collectively, the “Servicer Releasees,” and each, a “Servicer Releasee”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, liabilities, judgments, executions, claims and demands of every type and nature whatsoever, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, fixed or contingent, whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory, which any Owner Releasor has had or claims to have had, now has or claims to have, or may in the future have against any Servicer Releasee by reason of any matter, cause or thing pertaining to the Archive Assets or the Historical Firearms prior to and through the date of this Agreement.

12. Miscellaneous.

12.1 Further Assurances.  Each party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

12.2 Headings.  Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.3 Expenses.  Except as otherwise provided herein, each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

12.4 Assignment.  No party shall, without the prior written consent of the other parties hereto, assign or otherwise transfer, this Agreement or the rights and obligations hereunder, and any attempt to assign or otherwise transfer this Agreement or the rights or obligations hereunder other than in accordance with the provisions of this Section shall be void and of no effect.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns, including any and all successors and assigns by operation of law.

12.5 Notices.  All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(a)	if to Servicer:

Colt’s Manufacturing Company LLC
545 New Park Avenue
West Hartford, CT 06110
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sciens Capital Management LLC
667 Madison Avenue
New York, NY  10065
Attention:  Chief Legal Officer

(b)	if to Owner:

Colt Archive Properties LLC
c/o Zilkha Investments, L.P.
152 West 57th Street, 37th Floor
New York, NY 10019
Attention:  Donald E. Zilkha

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attention:  Brian Platton, Esq.

and

Sciens Capital Management LLC
667 Madison Avenue
New York, NY  10065
Attention:  Chief Legal Officer

(c) if to Defense:

Colt Defense LLC
545 New Park Avenue
West Hartford, CT 06110
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sciens Capital Management LLC
667 Madison Avenue
New York, NY  10065
Attention:  Chief Legal Officer

12.6 Entire Agreement.  This Agreement (including any exhibits) constitutes the entire agreement and understanding among the parties with respect to the Services and other obligations of the parties set forth herein, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding the subject matter hereof.

12.7 Amendment; Waiver.  No term or provision of this Agreement may be amended or supplemented except by a writing signed by each of Servicer, Owner and Defense clearly stating the parties’ intention to amend or supplement this Agreement.  No term or provision of this Agreement may be waived other than by a writing signed by the party to be bound by such waiver.  No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

12.8 No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

12.9 Execution in Counterparts.  For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The parties agree that the delivery of this Agreement may be effected by means of an exchange by facsimile or other electronic methods.

12.10 Force Majeure.  Except with respect to payment obligations, no party hereto will be deemed in default if its performance or obligations hereunder are delayed or become impractical by reason of any act of God, war, fire, earthquake, labor dispute, civil commotion, epidemic, act of government or governmental agency or officers, or any other cause beyond such party’s control; provided that the delayed party promptly notifies the other parties of such force majeure event and uses all commercially reasonable efforts to resume performance as soon as possible.

12.11 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflict of laws provisions. Any and all disputes or claims arising in connection herewith shall be resolved by a court of competent jurisdiction within the State of Connecticut.  By executing this Agreement, each party submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Connecticut, and the venue of the U.S. District Court for the State of Connecticut.

12.12 Severability.  If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

12.13 Remedies Non-exclusive.  Except as otherwise set forth herein, any remedy provided for in this Agreement is deemed cumulative with, and not exclusive of, any other remedy provided for in this Agreement or otherwise available at law or in equity.  The exercise by a party of any remedy shall not preclude the exercise by such party of any other remedy.

12.14 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

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IN WITNESS WHEREOF, this Services Agreement has been duly executed and delivered by a duly authorized representative of each of the parties as of the date first set forth above.

COLT DEFENSE LLC

By:  /s/ Gerald R. Dinkel
       Name:  Gerald R. Dinkel
       Title:    President and Chief Executive Officer

COLT ARCHIVE PROPERTIES LLC

By:  /s/ John P. Rigas
       Name:  John P. Rigas
       Title:    Manager

By:  /s/ Donald Zilkha
       Name:  Donald Zilkha
       Title:    Member

COLT’S MANUFACTURING COMPANY LLC

By:  /s/ Donald Zilkha
       Name:  Donald Zilkha
       Title:    Chairman

[Signature Page to Colt Archive Services Agreement]

EXHIBIT A

Historical Firearms

Firearms of various models and calibers and certain related items, produced by Servicer and its predecessors, as more particularly described in a report delivered by Servicer to Owner and as set forth on the list attached hereto.

EXHIBIT B

Services

1.
Employees.  Servicer shall provide to Owner three (3) of Servicer’s employees, on a full-time equivalent basis (other than services provided with respect to the New Assets, which the parties expect will be nominal during the Term hereof, but which will be provided during the Term hereof in the same manner as the Services provided to Owner hereunder), to provide the Services; such employees shall initially consist of Susan Glazier, Paul Szymaszek, and Beverly Haynes.  Servicer shall additionally provide to Owner one (1) of Servicer’s employees, who shall initially be Joe Canali, at a 40% of full-time equivalent basis, to provide the Services.  To the extent that the employment of any of such employees by Servicer terminates for any reason, including a termination by Servicer, with or without cause, resignation, or, death of the employee(s), or any of such employees become disabled such that they can no longer perform the Services, Servicer shall provide prompt written notice of same to Owner and further provide such additional employees as are reasonably available to Servicer and acceptable to Owner both in terms of experience and expertise.  Servicer shall permit reasonable access to such employees of Servicer, at Servicer’s facilities, as Owner and its representatives may from time to time require in connection with this Agreement.

2.
Facilities.  Servicer agrees to provide a segregated set of offices at the Location, as are currently used by Servicer for the historical letters and archive business..  In connection therewith, Servicer shall provide computers, telephones and other office supplies and equipment as necessary for the provision of the Services in accordance with this Agreement.

3.
Historical Records.  Servicer issues historical records for specific product and shipping information for the purpose of providing letters of authenticity.  Servicer maintains copies of its shipping invoices that are used for corroboration of the ledger book records.  All such records pertaining to sales of firearms by Servicer or its predecessors prior to the date of this Agreement are included in “Archive Assets”.  All such records pertaining to sales of firearms by Servicer or its successors on and after the date of this Agreement are included in “New Assets”.

4.
Historical Research.  Servicer’s Historical Department has the capability of providing historical research and support for legal counsel; authors and researchers for books, magazine articles, documentaries, and movies.  There are frequent opportunities to conduct this historical research on a fee for service basis.  The Historical Department also provides historical support for Servicer’s Firearms Control, Customer Service, Product Service, and Marketing Departments, and the Colt Custom Shop.

5.
Public and Customer Relations.  Servicer’s Historical Department engages in public relations activities by hosting visitors, such as magazine writers, book authors, BATF representatives, collectors, and customers; serves as a company liaison for various museums throughout the country, i.e., Gene Autry Western Heritage Museum, Buffalo Bill Cody Museum, NRA Museum, Museum of Connecticut History, and the Wadsorth Atheneum; and represents the Servicer at various trade shows and exhibitions as required to promote the historical aspects of the business.  It develops and maintains favorable relations with customers, collectors, writers, distributors and dealers; and serves as company liaison for Colt Collectors Association.  It responds in a courteous and professional manner to customer mail and phone inquiries, including complex inquiries pertaining to the history of Servicer and Servicer’s products.

6.
Maintenance and Upkeep of Historical Records.  Servicer’s Historical Department addresses the computerization of the historical records as time and revenue permits.  It maintains and preserves the company shipping/historical records; coordinates record computerization projects; and researches and formulates Special Edition letters and computerizes information for historical retrieval purposes.  It carries out a proper maintenance program to ensure the preservation of the historical records and attends to rebinding needs when necessary.

7.
Product Knowledge.  Servicer’s employees in its Historical Department are trained as a historian and an archivist respectively and requires substantial knowledge of Servicer’s history and its products over the last 165 years.  The historian and the archivist must keep current with the Servicer’s new product introductions (firearms as well as memorabilia) especially since a number of Servicer’s recent introductions are replicas of older models manufactured by Servicer’s predecessor companies.

8.
Historical Department Operations and Administration.  Servicer’s Historical Department maintains the revenue log book and the posting of receipts and monthly billings for the purposes of tracking and reporting monthly forecast goals.  It balances the revenue account with the Credit Department at month end; generates weekly and monthly status reports; prepares and processes billing invoices bi-monthly in a manner consistent with Servicer’s order entry and accounting policies; and types correspondence, historical documents, special edition letters, etc. as necessary to achieve Department goals.

9.	Receipts; Taxes; Audit

(a)
Servicer shall be responsible for all customer billing for authentication services.  Servicer shall instruct all customers purchasing services arising from the use of or pertaining to the Archive Assets to make all payments by credit card or any other means directly to Owner.  All credit card payments shall be directed to such account as Owner shall advise Servicer in writing.  All other payments in respect of the performance of such authentication services by Servicer arising from the use of or pertaining to the Archive Assets shall be made payable to Owner and directed to a lockbox account in the name of Owner or to such other recipient as Owner may specify in writing and Servicer shall segregate from its own funds and promptly remit to Owner any payments in respect of such services that it nevertheless receives.

(b)
Servicer shall collect and cause to be remitted to Owner any applicable sales or other excise tax that Servicer is required under applicable law to collect from customers.  Owner shall be solely responsible for the payment of all applicable taxes to the extent of amounts collected and remitted to Owner.

(c)
Owner (either directly, or, through its representatives) shall have the right at its own expense, to audit, at such times and with such frequency as Owner shall reasonably request, the books and records of Servicer relating to the Services provided hereunder.  Owner shall provide not less than five (5) business days prior written notice of any such audit, and shall conduct same during regular business hours.

(d)	Servicer shall provide monthly statements to Owner, certified by a senior officer of Servicer, of any and all payments received by Servicer in connection with the Services provided hereunder.

10.
Not contained in this Agreement, including this Exhibit B, shall be deemed to require any change by Servicer from its past practices concerning the activities described herein except as expressly stated.